Exhibit 21.1
Trupanion, Inc.
List of Subsidiaries

Subsidiary	Incorporation
American Pet Insurance Company	United States, New York
Trupanion Managers USA, Inc.	United States, Arizona
Canada Pet Health Insurance Services, Inc.	Canada, Ontario
Wyndham Insurance Company (SAC), Ltd.	Bermuda
6100 Building, LLC	United States, Washington
Trupanion Canadian Shareholders Ltd.	Canada, Alberta
Trupanion Alberta Holding Company, ULC	Canada, Alberta
Trupanion Administration Canada, Inc.	Canada, Ontario
Aquarium Software Limited	United Kingdom
Aquarium Software Ireland Limited	Republic of Ireland
ZPIC Insurance Company	United States, Missouri
QPIC Insurance Company	United States, Nebraska
Front Street Distribution Services, Inc.	United States, Washington
US Pet Health Insurance Services, Inc.	United States, Washington
GPIC Insurance Company	Canada, Ontario
Smart Paws GmbH	Germany
Royal Blue s.r.o.	Czech Republic
PetExpert Belgium B.V.	Belgium
PetExpert Europe s.r.o.	Czech Republic
PetExpert SK s.r.o.	Slovakia
Trupanion Japan, Inc.	Japan
Blitz 22-452 AG	Germany